                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     DOLE FOOD COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

         [SIG]

DOLE FOOD COMPANY, INC.
31365 OAK CREST DRIVE
WESTLAKE VILLAGE, CALIFORNIA 91361

                                                                   April 7, 1999

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Dole Food Company, Inc. (the "Company") which will be held at the Hyatt Westlake Plaza Hotel, 880 South Westlake Boulevard, Westlake Village, California at 10:00 a.m. on Thursday, May 13, 1999.

    This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

    We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card(s) promptly to ensure that your shares will be represented. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy.

                                          Sincerely yours,

                                                          [SIG]

                                          David H. Murdock
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                            DOLE FOOD COMPANY, INC.
                             31365 OAK CREST DRIVE
                       WESTLAKE VILLAGE, CALIFORNIA 91361

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1999

                             ---------------------

    The Annual Meeting of Stockholders of DOLE FOOD COMPANY, INC. (the "Company") will be held at the Hyatt Westlake Plaza Hotel, 880 South Westlake Boulevard, Westlake Village, California at 10:00 a.m. on Wednesday, May 13, 1999 for the following purposes:

    1. To elect seven (7) directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified;

    2. To elect Arthur Andersen LLP as the Company's independent public accountants and auditors for the 1999 fiscal year; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed March 30, 1999 as the record date for the determination of stockholders entitled to vote at the Annual Meeting or any adjournments of the meeting.

                                          By Resolution of the Board of
                                          Directors,

                                                       [SIG]

                                          J. Brett Tibbitts
                                          CORPORATE SECRETARY

April 7, 1999

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE,
               SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD(S).

                            DOLE FOOD COMPANY, INC.
                             31365 OAK CREST DRIVE
                       WESTLAKE VILLAGE, CALIFORNIA 91361

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished to stockholders by the Board of Directors of Dole Food Company, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Hyatt Westlake Plaza Hotel, 880 South Westlake Boulevard, Westlake Village, California at 10:00 a.m. on Thursday, May 13, 1999, and at any adjournments thereof. The Company's principal executive offices are located at 31365 Oak Crest Drive, Westlake Village, California, and its telephone number is (818) 879-6600.

    This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card(s) are being first mailed to stockholders on or about April 8, 1999. The Company's 1998 Annual Report is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies by the Company is to be made.

GENERAL INFORMATION

    RECORD DATE:

    The Board of Directors has fixed March 30, 1999 as the Record Date for the determination of stockholders entitled to vote at the Annual Meeting or any adjournments thereof. On the Record Date, 57,048,894 shares of the Company's Common Stock were outstanding and entitled to vote at the meeting. The Common Stock is the only class of stock of the Company that is outstanding and entitled to vote at the Annual Meeting.

    MULTIPLE PROXY CARDS:

    Stockholders who own shares registered in different names or at different addresses will receive more than one proxy card. YOU MUST SIGN AND RETURN EACH OF THE PROXY CARDS RECEIVED TO ENSURE THAT ALL OF THE SHARES OWNED BY YOU ARE REPRESENTED AT THE ANNUAL MEETING.

    ABILITY TO REVOKE PROXY:

    Any stockholder who gives a proxy has the power to revoke it at any time before it is exercised by delivering to the Corporate Secretary a written notice of revocation either in person or by mail. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

    VOTING OF PROXIES:

    Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will vote "FOR" the election of the Board of Directors' nominees, "FOR" the election of Arthur Andersen LLP as the Company's independent public accountants and auditors for the 1999 fiscal year, and in the proxy holders' discretion with regard to any other matters (of which the Company is not now aware) that may be properly presented at the meeting, and all matters incident to the conduct of the meeting.

    QUORUM:

    The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The affirmative vote of the holders of at least a majority of such quorum will be required with respect to the election of directors and the election of Arthur Andersen LLP as the Company's independent public accountants and auditors.

    ABSTENTIONS/"BROKER NON-VOTES":

    Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as the inspectors of election for the meeting. The inspectors of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast". However, abstentions and "broker non-votes" will have the effect of a negative vote if an item requires the approval of a majority of a quorum or of a specified proportion of all issued and outstanding shares.

    OTHER MATTERS:

    Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. Under the Company's By-Laws, stockholders are not entitled to cumulate their votes in the election of directors. The By-Laws also provide that the presiding officer at the meeting may adjourn a meeting at which a quorum is present if a matter to be acted upon at the meeting requires the affirmative vote of more than a majority of a quorum at the meeting and the number of shares actually voted (and not abstaining) at such meeting is insufficient to approve of such matter.

    NOMINATIONS FOR DIRECTORS:

    The Company's By-Laws provide that nominations of candidates for election to the Company's Board of Directors may only be made by the Board or by a stockholder entitled to vote at the meeting. Any such stockholder who intends to nominate a candidate for election to the Board must deliver a notice to the Corporate Secretary setting forth (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the number of shares of capital stock of the Company beneficially owned by the nominee; and (iv) such other information concerning the nominee as is required under the rules of the Securities and Exchange Commission (the "SEC"). Such notice also must include a signed consent of the nominee to serve as a director of the Company, if elected. To be timely, any such notice with respect to the upcoming Annual Meeting must be delivered to the Corporate Secretary, Dole Food Company, Inc., 31365 Oak Crest Drive, Westlake Village, California 91361, no later than 30 days prior to meeting, or April 13, 1999. Any such notice with respect to any subsequent Annual Meeting must be delivered to the Corporate Secretary not less than 30 days prior to the date of that Meeting.

                           OWNERSHIP OF COMMON STOCK

CERTAIN BENEFICIAL OWNERS

    The following table sets forth, to the best knowledge of the Company, information as to each person who beneficially owned more than 5% of the Company's Common Stock as of March 31, 1999 (unless otherwise noted).

                                                                                         AMOUNT AND
                                                                                          NATURE OF
NAME AND ADDRESS                                                                         BENEFICIAL     PERCENT OF
OF BENEFICIAL OWNER                                                                     OWNERSHIP (1)    CLASS (2)
-------------------------------------------------------------------------------------  ---------------  -----------
David H. Murdock.....................................................................     12,394,074(3)      21.6%
31365 Oak Crest Drive
Westlake Village, CA 91361

FMR Corporation......................................................................      5,664,699(4)       9.9%
82 Devonshire Street
Boston, MA 02109

Capital Research & Management Co.....................................................      4,260,000(5)       7.5%
333 South Hope Street, 55(th) Floor
Los Angeles, CA 90071

Dodge & Cox..........................................................................      4,155,258(6)       7.3%
One Sansome Street, 35(th) Floor
San Francisco, CA 94104

Oppenheimer Group, Inc...............................................................      3,052,090(7)       5.3%
Oppenheimer Tower
World Financial Center
New York, NY 10281

------------------------

(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown.

(2) The percentages set forth above are calculated on the basis of the number of outstanding shares of Common Stock set forth under "General Information", plus in the case of Mr. Murdock, stock options granted to him under the Company's stock option plans to purchase 295,912 shares, which number includes all such options that are exercisable within 60 days following the Record Date (March 30, 1999).

(3) See "Security Ownership of Directors and Executive Officers" at page 4.

(4) Based on a report on Schedule 13G/A dated February 1, 1999, FMR Corp. and/or its affiliates had sole voting power over 606,599 of such shares and sole dispositive power over all such shares. The number of shares reported also include 96,400 of the Traces(TM/SM) which are described in footnote 5 on page 4.

(5) Based on a report on Schedule 13G dated February 8, 1999, Capital Research & Management Co. and/or its affiliates reported sole dispositive power over all such shares.

(6) Based on a report on Schedule 13G dated February 10, 1999, Dodge & Cox and/or its affiliates had sole voting power over 3,741,658 of such shares, shared voting power over 53,000 of such shares and sole dispositive power over all such shares.

(7) Based on a report on Schedule 13G dated February 9, 1999, Oppenheimer Group, Inc. and/or its affiliates reported shared voting power and shared dispositive power over all such shares.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to shares of the Company's Common Stock beneficially owned (or deemed to be beneficially owned), unless otherwise indicated, by the Company's directors, its Named Executive Officers (as defined under "Compensation of Executive Officers") and by all directors and executive officers of the Company as a group, as of March 31, 1999:

                                                                                  PERCENT
                                                                                    OF
                                                        AMOUNT AND NATURE        OUTSTANDING
                                                          OF BENEFICIAL           SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                  OWNERSHIP (2)             (3)
--------------------------------------------------  --------------------------   ---------
David H. Murdock..................................     12,394,074(4)(5)             21.6%
Elaine L. Chao....................................          8,285(6)(7)(8)          *
Mike Curb.........................................         41,580(6)(7)(9)          *
David A. DeLorenzo................................        136,303(4)(10)(12)        *
Richard M. Ferry..................................         13,115(6)(7)             *
James F. Gary.....................................         25,302(6)(7)(11)         *
Zoltan Merszei....................................          9,851(6)(7)             *
Lawrence A. Kern..................................         41,535(4)(12)            *
Peter M. Nolan....................................         30,609(4)                *
J. Brett Tibbitts.................................         29,956(4)(10)            *
All Directors and Executive Officers as a Group
  (17 Individuals)................................     12,849,318(4)(6)(7)(10)(12)    22.3%

------------------------

*   Represents less than 1% of the class of securities.

(1) The mailing address for each of the individuals listed is Dole Food Company, Inc., 31365 Oak Crest Drive, Westlake Village, California 91361.

(2) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown. Some directors and executive officers share the voting and dispositive power over their shares with their spouses as community property, joint tenants or tenants in common.

(3) The percentages set forth above are calculated on the basis of the number of outstanding shares of Common Stock set forth under "General Information", plus, where applicable, all stock options granted under the Company's stock option plans that are exercisable within 60 days following the Record Date (March 30, 1999).

(4) The individuals and group indicated beneficially own the following number of shares of Common Stock that may be purchased upon the exercise of employee stock options exercisable on the Record Date (March 30, 1999) or within 60 days thereafter: Mr. Murdock, 295,912; Mr. DeLorenzo, 112,668; Mr. Kern, 35,422; Mr. Nolan, 30,509; Mr. Tibbitts, 27,428; and all directors and executive officers as a group, 619,866.

(5) Mr. Murdock customarily maintains revolving lines of credit in conjunction with his various business activities, under which borrowings and security vary from time to time, and pursuant to which he provides collateral owned by him, including his shares in the Company. His reported holdings include:
    (i) 10,776,982 shares of Common Stock owned by David H. Murdock as Trustee for the David H. Murdock Living Trust, dated May 28, 1986, including between 2,394,587 and 2,875,000 shares pledged as security relating to a forward purchase contract ("Traces(TM/SM)") obligating the Trust to deliver cash or up to that number of shares on August 15, 1999, (the Trust currently owns 431,000 of the Traces(TM/SM) which were purchased in late 1998 and early
    1999); (ii) 1,240,310 shares of Common Stock owned by Flexi-Van Leasing, Inc., a corporation wholly-owned by Mr. Murdock; and (iii) 80,870 shares of Common Stock owned by Mr. Murdock's sons.

(6) The individuals indicated each beneficially own the following number of shares of Common Stock that were granted pursuant to the Company's Non-Employee Directors Stock Option Plan and that may be purchased upon the exercise of stock options exercisable on the Record Date (March 30, 1999) or within 60 days thereafter: Ms. Chao, 4,606; Mr. Curb, 4,606; Mr. Ferry, 4,606; Mr. Gary, 4,606; and Mr. Merszei, 1,500.

(7) The individuals indicated each beneficially own the following number of vested stock units credited under the Non-Employee Directors Deferred Stock and Cash Compensation Plan as described on page 9 under "Remuneration of Directors": Ms. Chao, 2,664; Mr. Curb, 2,660; Mr. Ferry, 5,209; Mr. Gary, 1,028; and Mr. Merszei, 2,560. Stock units do not have voting rights or represent a right to acquire Common Stock within 60 days following the Record Date, because directors may elect and have elected to defer amounts otherwise payable on a termination of service. The units are payable solely in Common Stock, carry an investment risk of ownership and accrue dividend equivalents in the form of additional stock units.

(8) Reported holdings include 620 shares held in Ms. Chao's profit sharing plan and 395 shares held in Ms. Chao's money purchase account.

(9) Reported holdings include 400 shares of Common Stock held by Mr. Curb as custodian for the benefit of his children.

(10) The individual and group beneficially own the following number of vested stock units credited under the Company's Stock Ownership Enhancement
    Program: Mr. DeLorenzo, 9,327 stock units; Mr. Tibbitts, 713 stock units; and all directors and officers as a group, 12,781 stock units. This Program enables executives to defer compensation that would otherwise be realized on option exercises and at some specified future date receive the deferred compensation in the form of Company Common Stock. Assuming certain requirements are met, the executive participates in the Program by alternatively exercising the option and instead of receiving Common Stock, receives a certain number of "stock units" derived by dividing the price of the Common Stock on the date of the exercise into the amount by which the exercised option was "in the money." Stock units do not have voting rights or represent a right to acquire Common Stock within 60 days following the Record Date, because officers may elect and have elected to defer amounts otherwise payable on a termination of service. The units are payable solely in Common Stock, carry an investment risk of ownership and accrue dividend equivalents in the form of additional stock units.

(11) Reported holdings include 2,000 shares of Common Stock held in Mr. Gary's pension plan and 17,668 shares of Common Stock held in the Gary LLC, a limited liability corporation of which Mr. Gary is the general manager and over which Mr. Gary has investment control.

(12) Reported holdings include shares of Common Stock held for certain officers by the Company's Tax Deferred Investment Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986 as amended ("Internal Revenue Code").

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Articles of Association of the Company provide that the Board of Directors shall consist of not less than five nor more than twenty persons. The Company's By-Laws currently provide for seven members of the Board of Directors. The Board of Directors has recently voted to recommend the election of the following individuals, all of whom are incumbents, for a term of one year and until their successors are duly elected and qualified:

  Elaine L. Chao                     James F. Gary
  Mike Curb                          Zoltan Merszei
  David A. DeLorenzo                 David H. Murdock
  Richard M. Ferry

    Each of the current members of the Board was elected by stockholders at the last Annual Meeting held on May 13, 1998.

    Unless authority to do so is withheld, the persons named in each proxy card (or their substitutes) will vote the shares represented thereby "FOR" the election of the director nominees named above. In case any of such nominees becomes unable to serve or unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies (or their substitutes) have full discretion and authority to vote for any other nominee of the Board.

    The following brief statements contain biographical information with respect to each of the nominees for election as a director, including their principal occupations for at least the past five years, as of March 18, 1999.

                                   YEAR
                                 ELECTED
                                   AS A
NAME                             DIRECTOR     AGE    PRINCIPAL OCCUPATION AND OTHER INFORMATION
------------------------------  ----------   ------ ---------------------------------------------
David H. Murdock..............     1985       75    Chairman of the Board, Chief Executive
                                                    Officer and Director of the Company since
                                                    July 1985. Chairman of the Board, Chief
                                                    Executive Officer and Director of Castle &
                                                    Cooke, Inc. since October 1995. Since June
                                                    1982, Chairman of the Board and Chief
                                                    Executive Officer of Flexi-Van Leasing, Inc.,
                                                    a Delaware corporation wholly-owned by Mr.
                                                    Murdock. Sole owner and developer of the
                                                    Sherwood Country Club in Ventura County,
                                                    California, and numerous other real estate
                                                    developments; also sole stockholder of
                                                    numerous corporations engaged in a variety of
                                                    business ventures and in the manufacture of
                                                    textile-related products, and industrial and
                                                    building products.

David A. DeLorenzo............     1991       52    President and Chief Operating Officer of the
                                                    Company since March 1996. President of Dole
                                                    Food Company-International from September
                                                    1993 to March 1996. Executive Vice President
                                                    of the Company from July 1990 to March 1996.
                                                    Director of the Company since February 1991.
                                                    President of Dole Fresh Fruit Company from
                                                    September 1986 to June 1992.

                                   YEAR
                                 ELECTED
                                   AS A
NAME                             DIRECTOR     AGE    PRINCIPAL OCCUPATION AND OTHER INFORMATION
------------------------------  ----------   ------ ---------------------------------------------
Elaine L. Chao................     1993       45    Distinguished Fellow at The Heritage
                                                    Foundation since August 1996. President and
                                                    Chief Executive Officer of United Way of
                                                    America from November 1992 until August 1996.
                                                    Director of the United States Peace Corps
                                                    from October 1991 to November 1992. Deputy
                                                    Secretary of the United States Department of
                                                    Transportation from March 1989 to October
                                                    1991. Chairman of the United States Federal
                                                    Maritime Commission from March 1988 to March
                                                    1989. Deputy Administrator of the United
                                                    States Maritime Administration from April
                                                    1986 to March 1988. Vice
                                                    President-Syndications of the BankAmerica
                                                    Capital Markets Group from November 1984 to
                                                    April 1986. Ms. Chao also serves on the Board
                                                    of Directors of Millipore Corporation,
                                                    Protective Life Corporation, Raymond James
                                                    Financial, Inc. and Vencor, Inc.

Mike Curb.....................     1985       54    Chairman of the Board of Curb Records, Inc.,
                                                    a record company, and Curb Entertainment
                                                    International Corp., an entertainment
                                                    company. Mr. Curb served as Lieutenant
                                                    Governor of the State of California from 1978
                                                    to 1982, and served as Chairman of the
                                                    National Conference of Lieutenant Governors
                                                    during 1982. Mr. Curb served as Chairman of
                                                    the Republican National Finance Committee
                                                    from August 1982 to January 1985. He is also
                                                    a director of various community
                                                    organizations.

Richard M. Ferry..............     1991       61    Chairman of the Board and Director of
                                                    Korn/Ferry International, Inc., an
                                                    international executive search firm. Mr.
                                                    Ferry also serves on the Board of Directors
                                                    of Avery Dennison Corporation, Pacific Life
                                                    Insurance Company and Mrs. Fields' Original
                                                    Cookies, Inc., as well as a number of
                                                    privately held and not-for-profit
                                                    corporations.

                                   YEAR
                                 ELECTED
                                   AS A
NAME                             DIRECTOR     AGE    PRINCIPAL OCCUPATION AND OTHER INFORMATION
------------------------------  ----------   ------ ---------------------------------------------
James F. Gary.................     1974       78    Chairman Emeritus of Pacific Resources, Inc.,
                                                    an energy company headquartered in Honolulu
                                                    ("PRI"). Mr. Gary was President and/or
                                                    Chairman and Chief Executive Officer of PRI
                                                    and its predecessor from 1967 to 1984, and
                                                    Chairman of the Board of PRI in 1985. He is
                                                    Past Chairman of the Hawaii Community
                                                    Foundation and is Chairman of the Board of
                                                    Directors of Inter Island Petroleum, Inc.,
                                                    Hawkins Oil & Gas, Inc., Kennedy Associates,
                                                    Inc. and Episcopal Homes of Hawaii, Inc. as
                                                    well as several other privately held
                                                    corporations and a number of community
                                                    organizations. He was a member of the
                                                    University of Hawaii Board of Regents from
                                                    1981 to 1989 and currently serves on the
                                                    International Advisory Board of the Salk
                                                    Institute (San Diego) and as a Regent on the
                                                    International Advisory Board of
                                                    Harris-Manchester College at the University
                                                    of Oxford.

Zoltan Merszei................     1996       76    Former Chairman, President and Chief
                                                    Executive Officer of the Dow Chemical Company
                                                    (retired in 1979). Former Vice Chairman and
                                                    President of Occidental Petroleum Corporation
                                                    (retired in 1989). Mr. Merszei currently
                                                    serves as a technical consultant to a variety
                                                    of United States and foreign corporations.
                                                    Mr. Merszei also serves on the Board of
                                                    Directors of the Budd Company, Hong Leong
                                                    Corporation, Thyssen Budd Automotive
                                                    Corporation and Thyssen Henschel America,
                                                    Inc.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
                     EACH OF THE NOMINEES DESCRIBED ABOVE.

COMMITTEES OF THE BOARD OF DIRECTORS

    There are three standing committees of the Board of Directors: the Executive, Finance and Nominating Committee ("Executive Committee"); the Audit Committee; and the Corporate Compensation and Benefits Committee ("Compensation Committee").

    EXECUTIVE COMMITTEE:

    The present members of the Executive Committee are David H. Murdock, Chairman, Mike Curb and Richard M. Ferry. The primary purposes of the Committee are (1) to exercise, during intervals between meetings of the Board of Directors and subject to certain limitations, all of the powers of the full Board; (2) to monitor and advise the Board on strategic business and financial planning for the Company; and (3) to deal with matters relating to the directors of the Company. During the 1998 fiscal year, the committee did not meet, but acted by unanimous written consent. The Executive Committee will consider nominees, if any, for the election to the Board of Directors who are recommended by stockholders in accordance with the provisions of the Company's By-Laws, which provisions are described above under "General Information".

    AUDIT COMMITTEE:

    The Audit Committee is comprised entirely of directors who are not employees or former employees of the Company. The present members of the Audit Committee are Richard M. Ferry, Chairman, Elaine L. Chao and James F. Gary. The Committee is responsible for monitoring and reviewing accounting methods adopted by the Company, internal accounting procedures and controls, and audit plans. The Audit Committee receives directly the reports of the Company's independent public accountants and internal audit staff. It meets periodically both with the independent public accountants and internal auditors to review audit results and the adequacy of the Company's system of internal controls. The Audit Committee also recommends to the Board the selection of the Company's independent public accountants and auditors. During the 1998 fiscal year, the Committee held four meetings.

    COMPENSATION COMMITTEE:

    The Compensation Committee is comprised entirely of directors who are not employees or former employees of the Company. The present members of the Compensation Committee are James F. Gary, Chairman, Mike Curb and Zoltan Merszei. This Committee is responsible for reviewing the compensation and benefits policies and practices of the Company and overseeing its employee stock and cash incentive plans. During the 1998 fiscal year, the Committee held three meetings.

MEETINGS OF THE BOARD OF DIRECTORS

    During the 1998 fiscal year, there were six meetings of the Board of Directors. The incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers, directors, and holders of more than 10% of a company's registered class of securities file reports of their ownership of a company's securities with the SEC. Based on a review of these reports or written representations from certain reporting persons that no Forms 5 were required, the Company believes that its reporting persons complied with all applicable filing requirements.

REMUNERATION OF DIRECTORS

    Directors who are not employees of the Company ("Non-Employee Directors") are compensated for their services as follows:

    - An annual retainer fee of $24,000, payable in equal quarterly installments.

    - A fee of $2,000 for each regularly scheduled meeting of the Board of Directors attended, and a fee of $500 for each telephonic meeting of the Board of Directors in which the Non-Employee Director participates.

    - A fee of $1,000 for each committee meeting attended, and a fee of $2,500 per year is paid to chairpersons of the Audit and Compensation Committees.

    - An annual stock option grant of 1,500 options pursuant to the Non-Employee Directors Stock Option Plan approved by stockholders in 1995. The options become exercisable in three equal annual installments and have a ten-year term, subject to earlier termination upon termination of service. (On February 17, 1998, Non-Employee Directors received an annual grant of 1,500 options at an exercise price of $54.812 (the market price)).

    Pursuant to the Company's Non-Employee Directors Deferred Stock and Cash Compensation Plan, one-half of each Non-Employee Director's annual retainer fee is automatically allocated to stock units payable solely in Common Stock following a director's termination of service. Non-Employee Directors may elect to receive their remaining compensation in cash or to defer all or part of their remaining compensation in additional stock units or deferred cash accounts. During 1998, deferred cash accounts in the plan were credited with an interest rate of approximately 7.4%.

    The reasonable expenses incurred by each director in connection with his or her duties as a director are also reimbursed by the Company, including the expenses incurred by directors' spouses in accompanying the directors to one Board meeting each year. A Board member who is also an employee of the Company does not receive compensation for service as a director.

                       COMPENSATION OF EXECUTIVE OFFICERS

    Except as noted, the following table sets forth for the Company's fiscal years ended January 2, 1999, January 3, 1998, December 28, 1996 in prescribed format, the compensation for services in all capacities to the Company and its subsidiaries of those persons who were at January 2, 1999: the Chief Executive Officer and the other four most highly compensated executive officers of the Company and its subsidiaries (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION AWARDS
                                              ANNUAL COMPENSATION                  -------------------------------
                                ------------------------------------------------   RESTRICTED                ALL
                                                                       OTHER        STOCK    SECURITIES     OTHER
NAME AND                                                BONUS $       ANNUAL       AWARD(S)  UNDERLYING     COMP.
PRINCIPAL POSITION              YEAR   SALARY $ (1)       (2)       COMP. $ (3)       $      OPTIONS (#)    $ (4)
------------------------------  -----  ------------    ----------  -------------   --------  -----------   -------
David H. Murdock (5)..........   1998  $ 800,000              $0          $0           $0       75,000         $0
Chairman & CEO                   1997  $ 757,692        $612,150          $0           $0       40,000         $0
                                 1996  $ 700,000        $630,000          $0           $0       90,000         $0

David A. DeLorenzo............   1998  $ 557,692              $0          $0           $0       50,000      $4,800
President & COO                  1997  $ 531,731        $291,500          $0           $0       20,000      $4,750
                                 1996  $ 500,000        $300,000    $201,793(6)        $0       40,000      $4,500

Lawrence A. Kern (7)..........   1998  $ 276,923        $225,000          $0           $0        8,200      $4,800
President - Dole Fresh           1997  $ 261,058        $206,250          $0           $0        8,000      $4,750
  Vegetables

Peter M. Nolan (8)............   1998  $ 238,462        $187,500          $0           $0        7,200      $4,800
President - Dole Packaged        1997  $ 249,519        $176,250          $0           $0        7,200      $4,750
  Foods

J. Brett Tibbitts.............   1998  $ 252,308              $0          $0           $0        8,900      $4,800
Vice President - Corporate       1997  $ 253,654        $145,750          $0           $0        5,600      $4,750
  General Counsel & Corporate    1996  $ 220,000        $120,000          $0           $0        7,500      $4,500
  Secretary

------------------------

(1) 1997 salaries reflect that the Company's 1997 fiscal year contained 53 weeks. The Company's 1998 and 1996 fiscal years contained 52 weeks.

(2) Bonus amounts shown reflect payments made in the subsequent year with respect to performance for the identified year.

(3) Does not include perquisites which total the lesser of $50,000 or 10% of the reported annual salary and bonus for any year.

(4) The amounts shown in this column include contributions by the Company under the Company's tax deferred investment plans for the benefit of the individuals listed, but do not include payments made to Mr. Murdock under the Company's defined benefit pension plan. (See "Pension Plans" at page 14.)

(5) Mr. Murdock also holds positions with certain business entities he owns that are not controlled directly or indirectly by the Company, which other entities pay compensation and may provide fringe benefits to Mr. Murdock for his services. Mr. Murdock is also Chairman and Chief Executive Officer of Castle & Cooke, Inc., which pays compensation and benefits to him. The Audit Committee of the Board of Directors has approved Mr. Murdock's having such other employment arrangements.

(6) The reported amount includes: (i) a pre-tax "gross up" of $201,793 for 1996 associated with a relocation loan in 1991, and inclusive within such amount,
    (ii) imputed interest on the balance of that loan of $7,810 for 1996 (representing an imputed rate of 7.81% per annum, the applicable federal rate at the time the loan was made). However, Mr. DeLorenzo received no cash compensation associated with such imputed interest, and such amount was not considered additional taxable compensation to Mr. DeLorenzo under the Internal Revenue Code. Mr. DeLorenzo paid off the loan in full in 1996.

(7) Mr. Kern became an executive officer in October 1997.

(8) Mr. Nolan became an executive officer in October 1997.

            EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

    Some of the Company's benefit plans (including the 1991 Stock Option and Award Plan, as amended, and the 1998 Combined Annual and Long-Term Incentive Plan for Executive Officers ("1998 Plan")) provide for an acceleration of benefits and various other customary adjustments if a change in control or other reorganization occurs. Pursuant to the 1998 Plan, if a participant's employment is terminated for certain reasons, pro-rata payments may be made prior to the completion of the applicable year or cycle, provided the Compensation Committee determines that the applicable performance goals have been met through the date of such termination or event and provided that the amount of any early payout is proportionately reduced to reflect the time value of the early payout.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                              -----------------------------------------------------------
                                                   PERCENT OF                                       POTENTIAL REALIZABLE
                                                     TOTAL                                         VALUE AT ASSUMED ANNUAL
                                  NUMBER OF       OPTIONS/SARS                                         RATES OF STOCK
                                 SECURITIES        GRANTED TO    EXERCISE OR                       PRICE APPRECIATION FOR
                                 UNDERLYING       EMPLOYEES IN   BASE PRICE                          OPTION TERM (1)(2)
                                OPTIONS/SARS      LAST FISCAL      ($/SH)     EXPIRATION   ---------------------------------------
NAME                          GRANTED(#) (3)(4)       YEAR         (3)(4)      DATE (5)       0%($)        5%($)         10%($)
----------------------------  -----------------  --------------  -----------  -----------  -----------  ------------  ------------
David H. Murdock............         75,000             12.5%     $  52.312      2/10/08            0   $  2,467,425  $  6,252,975
David A. DeLorenzo..........         50,000              8.3%     $  52.312      2/10/08            0   $  1,644,950  $  4,168,650
Lawrence A. Kern............          8,200              1.4%     $  52.312      2/10/08            0   $    269,772  $    683,659
Peter M. Nolan..............          7,200              1.2%     $  52.312      2/10/08            0   $    236,873  $    600,286
J. Brett Tibbitts...........          8,900              1.5%     $  52.312      2/10/08            0   $    292,801  $    742,020

------------------------

* Fair Market Value of Common Stock on December 31, 1998, was $30.00, the last trading day of the Company's 1998 fiscal year.

(1) The total gain to all stockholders would be $1,876,851,563 at 5% annual appreciation and $4,756,394,488 at 10% annual appreciation. The gain for the above officers represents less than 1% of the gain to all stockholders.

(2) The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the SEC and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. Such amounts are based on the assumption that the named persons hold the options granted for their full ten-year term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately. Except as noted in footnote 4 below, the terms of the option grants require a 20% increase over the exercise price before any vesting occurs.

(3) Stock options were granted under the Company's 1991 Stock Option and Award Plan, as amended (the "1991 Plan"). Options under the 1991 Plan may result in payments following the resignation, retirement or other termination of employment with the Company or its subsidiaries or as a result of a change in control of the Company (as defined in the 1991 Plan). Vested options under the 1991 Plan may be exercised within a period of 12 months following a termination by reason of death, disability or retirement, and three months following a termination for other reasons. The 1991 Plan permits the Compensation Committee, which administers the 1991 Plan, to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment or change in control. Under the 1991 Plan, if there is a change in control of the Company, all options become immediately exercisable.

(4) Options vest according to a schedule reflecting specific stock appreciation hurdles. Except as noted, none of the options set forth in the table vest until the stock price reaches $62.75, a 20% increase over the exercise price which reflects the market price of the Company's Common Stock on the date of grant. Options will vest in 25% increments upon achieving or exceeding specified price hurdles (ranging from $62.75 to $70.625) for a period of 30 consecutive trading days. To preserve the favorable accounting treatment to the Company generally associated with these stock option grants, any options which have not previously vested will become fully vested three (3) months before the end of the 10 year term.

(5) Options were granted for a term of 10 years, subject to earlier termination in certain events such as termination of employment. (See footnote 3 above.)

          AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUE

                                                                                                 NUMBER OF
                                                                                                SECURITIES
                                                                                                UNDERLYING      VALUE OF UNEXERCISED
                                                                                              OPTIONS/SARS AT   IN-THE-MONEY OPTIONS
                                                                SHARES                         FY-END(#) (1)       AT FY-END ($)
                                                              ACQUIRED ON                     ---------------   --------------------
                                                               EXERCISE     VALUE REALIZED     EXERCISABLE/         EXERCISABLE/
NAME                                                              (#)             ($)         UNEXERCISABLE(#)  UNEXERCISABLE($) (2)
------------------------------------------------------------  -----------   ---------------   ---------------   --------------------
David H. Murdock............................................   53,560        $  285,368       295,912/150,000      $391,804/$0
David A. DeLorenzo..........................................   59,300(3)     $1,567,345(3)     112,668/85,000      $ 56,272/$0
Lawrence A. Kern............................................        0                 0         35,422/23,200      $ 74,195/$0
Peter M. Nolan..............................................        0                 0         30,509/20,100      $ 64,787/$0
J. Brett Tibbitts...........................................    2,465(3)     $   54,534(3)      27,428/16,850      $ 50,127/$0

------------------------

(1) The Company has two stock option plans under which awards are outstanding: the 1982 Plan and the 1991 Plan. Options under the 1991 Plan are described in footnote 3 to the table entitled "Option/SAR Grants In The Last Fiscal Year". All options available under the 1982 Plan have been granted. Vested options under the 1982 Plan may result in payments following resignation, retirement or other termination of employment with the Company or its subsidiaries or as a result of a change in control of the Company. Options under the 1982 Plan may be exercised within a period of 12 months following a disability, by the optionee's estate at any time the option could have been exercised by the optionee (if the optionee dies while an employee of the Company) and within a period of three months following a termination for all other reasons. Under the 1982 Plan, if there is a change in control of the Company (as defined in the 1982 Plan), all options become immediately exercisable.

(2) This amount represents solely the difference between the market value ($30.00) on the last trading day of the Company's fiscal year, December 31, 1998, of those unexercised options which had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.

(3) As a result of the exercise of the 9,300 options, Mr. DeLorenzo received 4,581 stock units under the Company's Stock Ownership Enhancement Program. As a result of the exercise of 1,661 options, Mr. Tibbitts received 705 stock units under the Program. The stock units represent deferred option gain compensation, are payable solely in Common Stock following a specified date in the future and earn dividend equivalents in the form of additional stock units. For a description of this plan, see footnote 10 on page 5.

                           LONG-TERM INCENTIVE PLAN-
                         AWARDS IN LAST FISCAL YEAR(1)

                                 ESTIMATED PAYOUT OPPORTUNITY (CYCLE 1)             ESTIMATED PAYOUT OPPORTUNITY (CYCLE 2)
                           --------------------------------------------------  -------------------------------------------------
                            PERFORMANCE      FORMULA    FORMULA     FORMULA     PERFORMANCE      FORMULA    FORMULA    FORMULA
NAME                           PERIOD       MINIMUM(2)  TARGET(3) MAXIMUM(3)       PERIOD       MINIMUM(2)  TARGET(3) MAXIMUM(3)
-------------------------  --------------   ----------  --------  -----------  --------------   ----------  --------  ----------
David H. Murdock.........     1998-1999       $16,667   $201,333    $518,667      1998-2000       $16,667   $533,333  $1,666,667
David A. DeLorenzo.......     1998-1999       $12,500   $151,000    $389,000      1998-2000       $12,500   $400,000  $1,250,000
Lawrence A. Kern.........     1998-1999       $4,375    $52,850     $136,150      1998-2000       $4,375    $140,000  $ 437,500
Peter M. Nolan...........     1998-1999       $3,646    $44,042     $113,458      1998-2000       $3,646    $116,667  $ 364,583
J. Brett Tibbitts........     1998-1999       $2,208    $26,677     $ 68,723      1998-2000       $2,208    $70,667   $ 220,833

------------------------

(1) The reported long-term awards represent unvested amounts determined for one two-year performance period (1998-1999) ("Cycle 1"), and one three-year performance period (1998-2000) ("Cycle 2"). The applicable business criteria for awards granted in 1998 were earnings per share at the consolidated level (50% weighting) and relative total stockholder return ("RTSR") measured against a peer group of companies in the Mid Cap Foods Index (50% weighting). The reported payout opportunities reflect the formula driven adjustment to the payment opportunities for each year in the performance cycle that will be made based on the consistency of performance relative to applicable performance targets over the entire cycle. If the average performance during the performance cycle is below target, the payment opportunities will be reduced, and if the average performance is above target, the payment opportunities will be increased. Subject to other conditions of the award (including continued service), one-third of the Cycle 1 awards and one-third of the Cycle 2 awards vest in early 2000 and 2001, respectively, with one-third of the remaining payment opportunity vesting each respective year thereafter. Awards may become immediately payable in the event of termination of service or a change in control. The formula-determined amount of an award may be reduced by the Compensation Committee based upon an evaluation of individual performance criteria and/or other objective and subjective factors. Because of these contingencies and other conditions, the specific benefits to be paid to participants are not determinable in advance.

(2) Requires attainment of minimum target performance in one of the business criteria in one of the years in the applicable performance cycle.

(3) Formula Target and Formula Maximums include the effect of actual 1998 results on aggregate payment opportunities, and thus are different from the chart in the 1998 proxy statement dated April 6, 1998 which did not contain full-year 1998 results. Amounts presented assume no increase in base salaries after 1998.

    If minimum target performance is not achieved on either of the business criteria in all of the years of a cycle, no amount will be payable for that award cycle. Also, there will be no award payout in respect of the RTSR criterion for a particular cycle if performance of the Company is less than the 50th percentile of the companies in the MidCap Foods Index during the cycle.

    The business criteria and performance targets relative to any business criterion for a given fiscal year in a cycle may vary from cycle to cycle, as the Committee prospectively establishes those factors for new cycles in which the same fiscal year is included under the 1998 Plan.

                                 PENSION PLANS

    The Company maintains a number of noncontributory pension plans which provide benefits, following retirement at age 65 or older with one or more years of credited service (or age 55 with five or more years of credited service), to salaried, non-union employees of the Company on U.S. payrolls, including executive officers of the Company. Each plan provides a monthly pension to supplement personal savings and Social Security benefits. The following table shows the estimated annual benefits payable under the Company's corporate pension plan in which the Named Executive Officers participated in 1998:

                               PENSION PLAN TABLE

                                                                            YEARS OF SERVICE
                                                       ----------------------------------------------------------
REMUNERATION                                               15          20          25          30          35
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$300,000.............................................  $   49,500  $   70,950  $   92,400  $  113,850  $  135,300
$400,000.............................................  $   66,000  $   94,600  $  123,200  $  151,800  $  180,400
$500,000.............................................  $   82,500  $  118,250  $  154,000  $  189,750  $  225,500
$600,000.............................................  $   99,000  $  141,900  $  184,800  $  227,700  $  270,600
$700,000.............................................  $  115,500  $  165,550  $  215,600  $  265,650  $  315,700
$800,000.............................................  $  132,000  $  189,200  $  246,400  $  303,600  $  360,800
$900,000.............................................  $  148,500  $  212,850  $  277,200  $  341,550  $  405,900
$1,000,000...........................................  $  165,000  $  236,500  $  308,000  $  379,500  $  451,000
$1,100,000...........................................  $  181,500  $  260,150  $  338,800  $  417,450  $  496,100
$1,200,000...........................................  $  198,000  $  283,800  $  369,600  $  455,400  $  541,200
$1,300,000...........................................  $  214,500  $  307,450  $  400,400  $  493,350  $  586,300
$1,400,000...........................................  $  231,000  $  331,100  $  431,200  $  531,300  $  631,400
$1,500,000...........................................  $  247,500  $  354,750  $  462,000  $  569,250  $  676,500

    The above table shows the estimated annual retirement benefits payable as straight life annuities without offsets for Social Security or other amounts under this plan, assuming retirement at age 65, to persons in specified compensation and years of service classifications. The plan covers the following types of compensation paid by the Company: base pay, bonus, performance incentives (if any) and severance pay.

    Each year's accrued benefit under the plan is 1.1% of final average annual compensation multiplied by years of service, plus .33% of final average annual compensation multiplied by years of service in excess of 15 years. Benefits accrued as of March 31, 1992 under the prior benefit formula serve as minimum entitlements. The credited years of service and ages as of December 31, 1998 for individuals named in the Summary Compensation Table are as follows: Mr. Murdock (age 75)--13 years; Mr. DeLorenzo (age 52)-- 28 years; Mr. Kern (age 51)--6 years; Mr. Nolan (age 56)--6 years; and Mr. Tibbitts (age 43)--11 years. Assuming these individuals remain employed by the Company until age 65 (or later) and continue to receive compensation equal to their 1998 compensation from the Company, their annual retirement benefits at age 65 will approximate:
Mr. DeLorenzo--$481,641; Mr. Kern--$98,724; Mr. Nolan--$67,652; and Mr.
Tibbitts--$161,556. As required by the Internal Revenue Code, Mr. Murdock, who is presently over the age of 70 1/2, is receiving his current annual retirement benefit under the pension plan of $208,604.

    Generally, the Internal Revenue Code places an annual maximum limit of $130,000 (at December 31, 1998) on the benefits available to an individual under the Company's pension plans. Furthermore, the Internal Revenue Code places an annual maximum limit of $160,000 (at December 31, 1998) on compensation which may be considered in determining a participant's benefit under qualified retirement programs. If an individual's benefit under a plan exceeds the maximum annual benefit limit or the maximum compensation limit, the excess will be paid by the Company from an unfunded excess and supplemental benefit plan.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH CASTLE & COOKE, INC.

    On December 28, 1995, the Company distributed to stockholders all of the common stock of Castle & Cooke, Inc. ("Castle"), the Company's former real estate and resorts operations (the "Distribution"). Mr. Murdock is also Chairman and Chief Executive Officer of Castle and beneficially owns approximately 27% of its outstanding common stock.

    As partial consideration to the Company for the Distribution, Castle issued to the Company a promissory note in the principal amount of $10 million. The $10 million note is payable in December 2000, and bears interest at the rate of 7% per annum, payable quarterly. Castle incurred $700,000 in interest expenses for the 1998 calendar year to the Company pursuant to the terms of the $10 million note.

    Pursuant to the Distribution, the Company and Castle also each hold a fifty percent interest in an airplane, which was formerly owned solely by Dole. The Company's and Castle's proportionate share of the operating costs for the aircraft during 1998 were $879,662 and $641,078, respectively. Pursuant to the agreements governing the Distribution, the Company paid Castle $112,532 for certain general and administrative expenses provided to the Company by Castle during 1998, including land management and workers' compensation services. Castle paid the Company $181,732 for certain general and administrative expenses for various services provided to Castle by the Company during 1998, including public relations, merger and acquisition services and asset management. During 1998, the Company leased office space from Castle in Bakersfield, California, and leased agricultural land on Oahu, Hawaii, and paid Castle $620,911 pursuant to such leases. The Company also paid Castle $155,261 during 1998 for holding various meeting and sales functions at Castle's Lanai resort hotels. Castle purchased $228,889 of products from Dole for its retail store and hotels in Hawaii, and also paid Dole $27,428 in licensing fees pursuant to a long-term trademark license agreement. Castle also received a general excise tax refund of $777,000 from the State of Hawaii that pursuant to the agreements governing the Distribution was paid to Dole.

HEADQUARTERS TRANSACTIONS

    During 1998, Castle and a third party bank (the "Bank") completed a transaction whereby the Bank purchased approximately ten acres of land from Castle in Westlake Village, California. This ten acre property was part of a thirty acre parcel owned by Castle. The Bank is constructing a corporate headquarters building for Dole on the site (the "Headquarters Site"), and during 1998, Dole and the Bank entered into a lease whereby Dole will lease the building from the Bank upon its completion. The sales price between Castle and the Bank for the land was $5,249,107. This price was negotiated by senior officers of the parties with reference to appraisals done by independent third parties.

    In January, 1999, Dole also paid Castle $2,048,442, which represented a net payment for certain amounts the parties each owed to the other concerning the Headquarters Site and the remainder of the Westlake Village property. The net payment represented: (1) certain payments ($2,668,985) to Castle to reimburse it for development costs incurred by Castle on the Headquarters Site prior to the time it was sold to the Bank; (2) certain lease payments ($232,631) to Castle representing lease periods prior to the time the Headquarters Site was sold to the Bank; less (3) certain payments ($853,174) to Dole representing development costs incurred on the portion of the Westlake Village property which continues to be owned by Castle.

    In September 1998, Dole sold a property it owned in North Carolina to a third party for $3,056,979. (The Company had paid $2,763,000 for the property in January 1998.) Castle retained the services of this third party as an unrelated, qualified intermediary in a tax deferred exchange for the Headquarters Site property discussed above. The sales price was determined by senior officers of the Company, and represented the cost of the property to Dole, plus a payment of 7% interest from the date of purchase until the closing and reimbursement of certain expenditures made by Dole on the property.

OTHER TRANSACTIONS

    David H. Murdock, the Company's Chairman and Chief Executive Officer, owns, among other businesses, a transportation equipment leasing company, a private dining club and a private country club, which supply products and provide services to numerous customers and patrons. During fiscal 1998, the Company paid the transportation equipment leasing company $1,982,572 for the rental of chassis and generator sets, and paid the private dining club and the country club $88,517 for Company events that took place at these facilities. Mr. Murdock paid the Company and Castle $250,448 for the incremental cost of utilizing the airplane referenced above for personal purposes during 1998. Mr. Murdock also reimbursed the Company $284,572 for certain shared services between the Company and one of his private companies which maintain offices in the same building based upon time and space utilized of the shared services. Such transactions in which Mr. Murdock or his affiliates had an interest were reviewed by the Audit Committee of the Board of Directors.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS OR ANY FUTURE FILINGS, EXCEPT TO THE EXTENT THE COMPANY EXPRESSLY INCORPORATES SUCH REPORT OR GRAPH BY REFERENCE THEREIN. THE REPORT AND GRAPH SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

                 CORPORATE COMPENSATION AND BENEFITS COMMITTEE
                             REPORT TO STOCKHOLDERS

COMPENSATION PHILOSOPHY

    The Company's compensation philosophy is to relate the compensation of the Company's executive officers to measures of Company performance that contribute to increased value for the Company's stockholders.

GOALS

    To assure that compensation policies appropriately consider the value the Company creates for stockholders, the Company's compensation philosophy for executive officers takes into account the following goals:

    - Executive officer compensation must be focused on enhancing stockholder value

    - Compensation must reflect a competitive and performance-oriented environment that motivates executive officers to achieve a high level of individual, business unit and corporate results in the business environment in which they operate

    - Incentive-based compensation must be contingent upon the performance of each executive officer against financial and strategic performance goals

    - The Company's compensation policies must enable the Company to attract and retain top quality management

    The Compensation Committee periodically reviews the components of compensation for the Company's executive officers on the basis of this philosophy. Further, as the situation warrants, the Compensation Committee also retains the services of a qualified compensation consulting firm to provide recommendations to enhance the linkage of executive officer compensation to the above goals and to obtain information as to how the Company's compensation of executive officers compares with peer companies.

    The United States Internal Revenue Service has promulgated regulations affecting all publicly held United States corporations (the "162(m) Regulations") that interpret limits on the tax deductibility of compensation in excess of $1 million per year for certain executive officers. The Compensation Committee considers the 162(m) Regulations as one of the factors it reviews with respect to compensation matters. The Compensation Committee, generally speaking, intends to limit compensation to amounts deductible under the 162(m) Regulations, and the Compensation Committee believes that all compensation paid to executive officers in 1998 is deductible under the 162(m) Regulations. However, changes in the tax laws or interpretations, other priorities or special circumstances may result in or warrant exceptions.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

    To further support the Company's goal of achieving a strong link between stockholder and executive interests, the Company has adopted stock ownership guidelines for senior executives. Senior executives have been asked to make (over a three to five year period of time) and hold investments in Company stock or stock equivalents valued at between 50% to 100% of their base salaries. Unexercised stock options are not counted for purposes of meeting the ownership guidelines. Guidelines generally will apply to all vice presidents and above, with ownership targets increasing with level of responsibility.

    In order to assist senior executives in meeting the stock ownership guidelines, the Company, in July 1997, adopted the Stock Ownership Enhancement Program. This Program enables executives to defer compensation that would otherwise be realized on option exercises and at some specified future date receive the deferred compensation in the form of Company Common Stock. Assuming certain requirements are met, the executive participates in the Program by alternatively exercising the option and instead of receiving Common Stock, receives a certain number of "stock units" derived by dividing the price of the Common Stock on the date of the exercise into the amount by which the exercised stock option was "in the money". The "stock units" accrue dividend equivalents and are payable solely in Common Stock following a specified date in the future which is selected by the executive at the time of exercise.

EXECUTIVE COMPENSATION COMPONENTS

    The Company annually evaluates the competitiveness of its executive compensation program (base salary, annual bonus, and long-term incentives) relative to comparable publicly traded companies.

    A group of 12 food-processing companies (or "peer group") is used to annually evaluate the compensation for proxy-named officers. The compensation peer group was identified by the Compensation Committee's executive compensation consulting firm through a comparability screening process that considered such variables as revenue size, product line diversity, and geographic scope of operation. The peer group is reviewed periodically and changes may be made based on the comparability screening process. Eight of the companies in the S&P Foods Index met the comparability screening criteria and are included in the compensation peer group.

    Broader published surveys of food processing companies, as well as industry in general, are used to evaluate the competitiveness of total compensation for other Company executives.

    Based on an analysis conducted by the Compensation Committee's executive compensation consultant in 1998, the aggregate pay package for executive officers of the Company, consisting of salary, annual bonus, stock options, and a target long-term incentive, generally falls between the 50th and 75th percentile of the Company's peers. Generally speaking, 75th percentile pay levels can only be achieved if the Company's aggressive goals associated with its incentive compensation plans are attained. Pay levels for each executive officer other than the Chairman and CEO largely reflect the recommendation of the Chairman and CEO based on individual experience and breadth of knowledge, internal equity considerations, and other subjective factors. The pay package for the Chairman and CEO for 1998 was based on deliberations of the Compensation Committee of the Company, as described below under "CEO Compensation".

    Each component of the total executive compensation package emphasizes a different aspect of the Company's compensation philosophy:

    - BASE SALARY. Base salaries for executive officers (other than the Chairman and CEO whose salary is discussed below) are initially set upon hiring by management (subject to periodic review by the Compensation Committee) based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal equity considerations, and other subjective factors.

      Increases to base salary are determined primarily on the basis of individual performance and contribution to the Company and involve the application of both quantifiable and subjective criteria. Salary reviews for senior executives typically occur at intervals greater than twelve months. Four of the officers named in the Summary Compensation Table received a base salary increase in 1998.

    - ANNUAL INCENTIVES. The Company relies to a large degree on annual incentive compensation to attract and retain executive officers of outstanding abilities and to motivate them to perform to the full extent of these abilities.

      In 1998, executive officers were eligible to participate in the annual portion of the 1998 Combined Annual and Long-Term Incentive Plans for Executive Officers ("Annual Award") or a similar incentive plan for a broader group of officers. While comparable in most respects, features of the stockholder-approved Annual Award are more rigidly defined than other incentive plans sponsored by the Company, in an effort to satisfy the requirements for deductibility under the 162(m) Regulations. All of the executives listed in the Summary Compensation Table were eligible to participate in the Annual Award.

      Bonus opportunities for executive officers, as a percentage of base salary, ranged from 25% to 75% (37.5% to 112.5% for the Chairman and CEO), depending on the Company's performance relative to performance targets set in the first quarter of the applicable year. Bonuses generally are payable only if the specified minimum level of performance is realized and may be increased to maximum levels only if substantially higher performance levels are attained. Specific target percentages for each individual are determined on the basis of competitive bonus levels (as a percent of salary), level of responsibility, and other subjective factors. To provide greater flexibility, the Compensation Committee may include performance goals to permit awards at lower levels in appropriate circumstances.

      Generally speaking, each individual's maximum annual cash bonus equals 1.5x his or her target award level. The maximum bonus is payable only if exceptional Company and/or divisional performance levels against pre-determined goals are achieved.

      In 1998, the bonus opportunity for Messrs. Murdock, DeLorenzo, and Tibbitts was based upon return on average common equity ("ROE"). The Company did not reach the financial threshold necessary to make any payments under the Annual Award.

      In 1998, the bonus opportunity for Messrs. Kern and Nolan was based upon the net income-ROI of their business units, Fresh Vegetables and Packaged Foods--North America, respectively. Both Messrs. Kern and Nolan received the maximum payable under the Annual Award, or 1.5x their target award level, due to the performance of their business units.

    - LONG-TERM INCENTIVES. The Company provides two forms of long-term incentive opportunity for senior executives: a stock option plan and a long-term incentive plan ("Long-Term Award"). Both plans were previously approved by stockholders.

      OPTIONS. Stock option grants represent incentives tied to future stock appreciation. Stock options are granted periodically to provide executives with a direct incentive to enhance the value of the Common Stock. Historically, awards have been granted at the fair market value of the Common Stock on the date of grant and have generally vested over a three-year period with a term of ten years.

      Since 1995, the Company has imposed specific stock appreciation hurdles for senior management. None of the options granted in 1998 will vest until the stock price reaches certain stock price targets (see table entitled "Option/SAR Grants In The Last Fiscal Year" at page 11). Options will vest in 25% increments upon achieving or exceeding each specified price hurdle for a period of thirty consecutive trading days. To preserve the favorable accounting treatment generally associated with these stock option grants, options will become fully vested three months before the end of their ten-year terms if the individual is still employed by the Company.

      Options are granted at the discretion of the Compensation Committee (based substantially on the recommendations of the Chairman and CEO as to grants for other officers) to key management positions above a specified salary level. Guidelines for the size of each grant are generally based on a multiple of base salary divided by the fair market value of the stock at date of grant, and are consistent with competitive pay practices.

      Guidelines for stock option multiples (which ranged from 0.3x to 4.7x salary) were derived from a combination of competitive market data and subjective judgment. In general, the multiples for individual positions increased with the level of responsibility and the perceived impact of each position on the strategic direction of the Company. The Chairman's recommendations for individual option grants also reflected his assessment of the effect of promotions, individual performance, and other factors. An individual's outstanding stock options and current stock ownership generally were not considered when making stock option awards. Individual option grant multiples in 1998 generally were targeted at the median of peer companies.

      LONG-TERM INCENTIVE PLAN. Under the Long-Term Awards, the underlying performance measures and payout provisions were designed in a manner which the Compensation Committee believes will continue to further align executive officer compensation with stockholder returns on a long-term basis. The Long-Term Plan uses three year rolling cycles with a look-back provision at the end of each third year. A participant's payment opportunity is adjusted up or down based on the average of the performance over the prior three years. One-third of the participant's adjusted payment opportunity vests at the end of each third year, with one-third of the remaining payment vesting annually thereafter. To date, there have been no payouts under the Long-Term Award.

      The Compensation Committee authorized all executive officers to participate in the Long-Term Award. The payment opportunity under these awards was based 50% on performance relative to earnings per share ("EPS") targets, and 50% on performance relative to targets for relative total stockholder return ("RTSR") as measured against a peer group of companies in the MidCap Foods Index. The MidCap Foods Index was chosen to evaluate the Company's performance against a stock market index of food companies which includes Dole. Full information on the MidCap Foods Index is not available for periods prior to August 1994; therefore the Company has not included this index in the Performance Graph on page 22.

      After year-end, the Compensation Committee concluded that the Company's performance against the EPS and RTSR performance measures did not meet minimum threshold requirements and therefore, no accruals will be made to the participants' award accounts for 1998 under the Long-Term Award program.

CEO COMPENSATION

    The Compensation Committee reviewed Mr. Murdock's compensation relative to the compensation (base salary, annual and long-term incentives) of the peer group. It is the Compensation Committee's intent to target aggregate compensation for Mr. Murdock at approximately the median of the peer group. In establishing Mr. Murdock's compensation, the Compensation Committee considered his responsibilities with other companies and determined that Mr. Murdock devotes the time that is necessary to Dole for the effective performance of his duties.

    Under the terms of the Annual Plan, Mr. Murdock was eligible for an annual bonus ranging from 37.5% to 112.5% of base salary. Mr. Murdock's total 1998 bonus opportunity was based wholly on ROE. As discussed previously, based upon 1998 results, Mr. Murdock was not eligible for and thus received no bonus.

    Acting on the recommendation of the Compensation Committee's consultant, in 1998, the Compensation Committee approved a stock option grant for Mr. Murdock in the amount of 75,000 options. This grant was made at fair market value on the date of grant as part of the normal grant process, reflecting a salary multiple of approximately 4.7x.

    Mr. Murdock participated in the Long-Term Award, described above under LONG-TERM INCENTIVES, and thus is not eligible for any payment based on the formula-determined award ending in 1998.

                                       The Corporate Compensation and Benefits
                                       Committee
                                       James F. Gary, Chairman
                                       Mike Curb
                                       Zoltan Merszei

                               PERFORMANCE GRAPH

    The following graph indicates the performance of the cumulative total return to stockholders of the Company's Common Stock (including reinvested dividends) during the previous five years in comparison to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Foods Index.

                             DOLE FOOD COMPANY, INC
           CUMULATIVE TOTAL RETURN STOCK PRICE PERFORMANCE COMPARISON

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            DOLE FOOD COMPANY    S&P 500    S&P FOODS INDEX
12/31/93                  $100       $100               $100
12/31/94                   $87       $101               $112
12/31/95                  $156       $139               $143
12/31/96                  $153       $171               $169
12/31/97                  $208       $228               $242
12/31/98                  $138       $294               $262

------------------------

Assumes $100 invested on December 31, 1993 in Dole Food Company Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Foods Index and assumes reinvestment of dividends at the frequency with which dividends are paid.

                                   PROPOSAL 2
            ELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed Arthur Andersen LLP as the Company's independent public accountants and auditors for the 1999 fiscal year ending January 1, 2000, subject to stockholder approval. Arthur Andersen LLP has served as the Company's independent public accountants and auditors since 1985.

    Services which will be provided to the Company and its subsidiaries by Arthur Andersen LLP with respect to the 1999 fiscal year include the examination of the Company's consolidated financial statements, reviews of quarterly reports, services related to filings with the SEC and consultations on various tax matters.

    A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as he may desire.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS.

                                 MISCELLANEOUS

OTHER MATTERS

    If any other matters properly come before the meeting, it is the intention of the proxy holders to vote in their discretion on such matters pursuant to the authority granted in the proxy and permitted under applicable law.

COST OF SOLICITING PROXIES

    The expenses of preparing and mailing the Notice of Annual Meeting, the Proxy Statement and the proxy card(s) will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of the Company (who will receive no additional compensation) by personal interviews, telephone, telegraph and facsimile. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies. D. F. King & Co., Inc. will be paid approximately $5,500 plus out-of-pocket expenses, for its services. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and that such persons will be reimbursed by the Company for their expenses incurred in so doing.

PROPOSALS OF STOCKHOLDERS

    The 2000 Annual Meeting of Stockholders is presently expected to be held on or about May 11, 2000. To be considered for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting, proposals of stockholders intended to be presented at the Meeting must be received by the Corporate Secretary, Dole Food Company, Inc., 31365 Oak Crest Drive, Westlake Village, California 91361, no later than December 8, 1999. In addition, if the Company is not provided with written notice of a stockholder proposal on or before February 22, 2000, proxies solicited by the Board of Directors for the 2000 Annual Meeting of Stockholders will confer discretionary authority to vote on the stockholder proposal if presented at the Annual Meeting.

ANNUAL REPORTS AND FORMS 10-K

    Copies of the Company's Annual Report and Form 10-K for the year ended January 2, 1999 may be obtained without charge by writing to the Corporate Secretary, Dole Food Company, Inc., 31365 Oak

Crest Drive, Westlake Village, California 91361 or by telephoning requests to 818-879-6814. The Company's Annual Report and Form 10-K can also be found on the Company's website: www.dole.com.

                                          By Resolution of the Board of
                                          Directors,

                                                       [SIG]

                                          J. Brett Tibbitts
                                          CORPORATE SECRETARY

April 7, 1999

                              DETACH HERE
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PROXY

                                 PROXY

                        DOLE FOOD COMPANY, INC.

                       PROXY FOR COMMON STOCK
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints DAVID H. MURDOCK, DAVID A. DE LORENZO and J. BRETT TIBBITTS, and each of them, as Proxies, each with full power of substitution, and each with all powers that the undersigned would possess if personally present, to vote all of the shares of Common Stock of Dole Food Company, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California on Thursday, May 13, 1999, at 10:00 a.m. local time, and any adjournments thereof. The undersigned instructs each of said Proxies, or their substitutes, to vote as specified by the undersigned on the reverse side and to vote in such manner as they may determine on any other matters which may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

Election of Directors. NOMINEES:

Elaine L. Chao, Mike Curb, David A. DeLorenzo, Richard M. Ferry,
James F. Gary, Zoltan Merszei and David H. Murdock.

           (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)


-----------                                                          -----------
SEE REVERSE  PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD   SEE REVERSE
   SIDE             IN THE ENCLOSED PREPAID ENVELOPE                    SIDE
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




                                 [GRAPHIC]




                              DETACH HERE
------------------------------------------------------------------------------

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS MADE, FOR ITEMS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

          The Board of Directors recommends a vote FOR items 1 and 2.


    1. Election of Directors:
         (see reverse)
        FOR          WITHHELD
       /  /            /  /


    /  /
        ----------------------------------------
         For all nominees except as noted above



    2. Elect Arthur Andersen LLP as
       independent public accountants and
       auditors for the 1999 fiscal year.
        FOR           AGAINST      ABSTAIN
       /  /            /  /         /  /


MARK HERE              /   /
FOR ADDRESS
CHANGE AND
NOTE AT LEFT

NOTE: Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in full corporate name by the authorized officer.